EXHIBIT 11.1

                         WESTERN MICRO TECHNOLOGY, INC.

                     Computation of Income (Loss) per Share

                    (in thousands, except per share amounts)

                                                  For the        For the        For the
                                                 Year Ended     Year Ended     Year Ended
                                                 31-Dec-96      31-Dec-95      31-Dec-94
                                                 ----------     ----------     ----------

Weighted average shares outstanding
for the period                                      4,255          3,756          3,669

Dilutive effect of employee stock options
at average market price                               255             --             --
                                                  -------        -------        -------
Average shares for computing primary net
income (loss) per share                             4,510          3,756          3,669

Adjustment for anti-dilutive effect of
employee stock options at ending market price         153             --             --
                                                  -------        -------        -------
Average shares for computing fully-diluted
net income (loss) per share                         4,663          3,756          3,669
                                                  =======        =======        =======

Income (loss) from continuing operations            2,338         (5,098)       $(1,002)

Income from discontinued operations                    --             --            387
                                                  -------        -------        -------

Net inome (loss)                                  $ 2,338        $(5,098)       $  (615)

Net income (loss) per common share:

Continuing operations
  -  Primary                                      $ >0.51        $ (1.36)       $ (0.27)
  -  Fully Diluted                                $ >0.50        $ (1.36)       $ (0.27)

Discontinued operations
  -  Primary                                      $    --        $    --        $  0.10
  -  Fully Diluted                                $    --        $    --        $  0.10
                                                  -------        -------        -------
Net income (loss) per share
  -  Primary                                      $ >0.51        $ (1.36)       $ (0.17)
  -  Fully Diluted                                $ >0.50        $ (1.36)       $ (0.17)
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